MANAGEMENT SERVICES AGREEMENT

between

NU SKIN INTERNATIONAL MANAGEMENT GROUP, INC.

(Company No. 1195205-0142)

and

NU SKIN (MALAYSIA) SDN. BHD.

(Company No. 402787-V)

THIS MANAGEMENT SERVICES AGREEMENT (hereinafter, this “Agreement”) is entered into this 20th day of June 2002 to be effective as of September 28, 2001 between NU SKIN INTERNATIONAL MANAGEMENT GROUP, INC. (Company No. 1195205-0142), a company organized under the laws of the State of Utah, United States of America and having its principal place of business at 75, West Center Street, Provo, Utah 84601, United States of America (“NSIMG”), and NU SKIN (MALAYSIA) SDN. BHD. (Company No. 402787-V), a company incorporated in Malaysia and having its registered office at 6th Floor, Menara Boustead, 69, Jalan Raja Chulan, 50200 Kuala Lumpur, Malaysia and a place of business at Office Lot 04-01, Level 4, PNB Darby Park Retail, No. 10, Jalan Binjai, 50450 Kuala Lumpur (“NSMY”). Hereinafter NSIMG and NSMY shall be collectively referred to as the “Parties” and each shall be individually referred to as a “Party.”

WITNESSETH

WHEREAS, NSMY has licensed from Nu Skin International, Inc. (Company No. 880564-0142) (“NSI”) the right to utilize NSI’s network of independent distributors to market products and services and has also acquired the right to distribute various products procured from or through NSI;

WHEREAS, NSIMG provides various services to licensees and distributors of NSI to assist in the development of the business of such licensees and distributors;

WHEREAS, NSMY desires to engage the services of NSIMG, and NSIMG desires to provide such services, all on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1DEFINITIONS

For purposes of this Agreement, unless the context otherwise requires or the Parties otherwise agree within the terms of this Agreement, the following words, terms and phrases shall have the meanings assigned to them respectively by this Article 1:

1.1

“Affiliate” shall mean, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

1.2	“Agreement” shall mean this Management Services Agreement between NSIMG and NSMY, as the same may be modified, amended or supplemented from time to time.

1.3

“Compensation Expense” shall mean all expenses and costs associated with compensation and benefits provided to Consulting Personnel, including, without limitation, salary, bonus, housing reimbursements, retirement benefits, insurance costs, and any other benefits, perquisites or other compensation provided to Consulting Personnel.

1.4

“Consulting Personnel” shall mean employees of NSIMG or, with the consent of NSMY, such other persons or entities as NSIMG may retain, hire, or otherwise contract with for the provision of Management and Consulting Services on behalf of, or in conjunction with, NSIMG, including employees and contractors of NSI and its Affiliates.

1.5

“Consulting Rate” shall mean the consulting rate established for each Consulting Personnel by NSIMG. Such consulting rate may be a daily rate, an hourly rate, a monthly rate, or such other rate as NSIMG determines to be appropriate based on the Management and Consulting Services to be provided by NSIMG.

1.6

“Direct Expenses” shall mean all expenses incurred in the provision of Management and Consulting Services for NSMY, which expenses are incurred solely for the benefit of NSMY, including, without limitation, business expenses, convention expenses and travel expenses, but specifically excluding Compensation Expense.

1.7	“Expatriate Personnel” shall mean Consulting Personnel who reside in Malaysia and are seconded to NSMY for a definite or indefinite period of time to perform Management and Consulting Services.

1.8

"Intercompany Agreements" shall mean the License Agreement and the Trademark Licensing Agreement between NSMY and Nu Skin International, Inc., the Distribution Agreement between NSMY and Nu Skin Enterprises Hong Kong, Inc., and this Agreement.

1.9

“Management and Consulting Services” shall mean the following services: management, financial, marketing and distribution support/training, public relations, international expansion, human resources, strategic planning, product development and operations administration and such other services as the Parties may agree to from time to time.

1.10	"NSI" shall mean Nu Skin International, Inc., a corporation duly organized and existing under the laws of the State of Utah, United States of America.

1.11

“NSIMG Confidential Information” shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSIMG and/or any Affiliate of NSIMG, including NSI, which NSMY may obtain knowledge of or access to in connection with its relationship with NSIMG and the transactions contemplated by the Intercompany Agreements information relating to products, NSI’s independent distributors, compensation or commission systems or schemes, pricing methods, historical, current and projected financial information, marketing information, and any and all information, technical data or know-how related to any aspect of NSIMG or any of its Affilliate’s business or technology including data, know-how, formulae, designs, drawings, proposals, specifications, and the terms of this Agreement.

1.12

“NSMY Confidential Information” shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSMY which NSIMG may gain knowledge of or access to in connection with the transaction contemplated hereunder, but specifically excluding the NSIMG Confidential Information.

ARTICLE 2
MANAGEMENT AND CONSULTING SERVICES

2.1	Request for Services

NSMY may request NSIMG to provide Management and Consulting Services from time to time, either for specific projects, or for regular, recurring duties and assignments (e.g. legal, financial, and marketing) that are not tied to a specific project as follows:

2.1(a)

If NSMY requests Management and Consulting Services for a specific project that does not fall within the scope of regular, recurring Management and Consulting Services, then NSMY and NSI shall work together to define the scope of the services to be provided and set forth their agreement in writing, either in the form of a statement of work or a purchase order agreed to and signed by both parties.

2.2(B)

If NSMY requests NSIMG to provide regular, recurring Management and Consulting Services, NSI and NSIMG shall meet initially and establish the areas of responsibilities and servicesthat NSMY would like to secure and receive from NSIMG. Details of such services need not be in writing, and NSIMG and the Consulting Personnel shall be authorized to undertake and perform such services as they determine in good faith are in the best interests of NSMY. NSMY and NSIMG thereafter shall meet on a quarterly basis to review the Management and Consulting Services provided by NSIMG, including the scope of such services, the quality of such services, the time being spent to perform such services, the Consulting Personnel performing such services, the benefits to NSMY and the Consulting Rates being charged. Based on such review, NSMY and NSIMG, may make such changes to the Management Consulting Services as may be agreed to by both Parties.

2.2	Fees

Unless otherwise agreed in writing, all Management Consulting Services shall be provided on a time and materials basis as more fully described in this Agreement. NSMY agrees to reimburse and compensate NSIMG for Management and Consulting Services rendered pursuant to this Agreement in accordance with the applicable compensation and invoicing provisions hereof.

2.3	Performance of Services

Subject to the terms and conditions of this Agreement, NSIMG will act in good faith and provide the services in a professional and workmanlike manner. NSIMG will retain sole control over the manner and means by which the Management and Consulting Services are to be performed and may engage third parties in the performance of its obligations under this Agreement.

2.4	Assistance

NSMY shall provide, in a timely manner and at no cost to NSIMG, such assistance, cooperation, equipment and information as NSIMG may request in connection with the performance of the Management and Consulting Services.

2.5	Ownership of Developed Intangibles

NSIMG or its Affiliates and contractors shall retain ownership of all intellectual property rights developed pursuant to this Management and Consulting Services provided under this Agreement. For so long as the Intercompany Agreements remain in full force and effect, NSMY shall have a limited license to use for and in the conduct of NSMY’s business, any intellectual property rights developed pursuant to the services performed NSIMG and paid for in full by NSMY under the terms of this Agreement. NSMY shall not take any action that would negatively impact NSIMG’s ownership of such intellectual property rights and shall not represent or hold itself out as the owner of such rights.

2.6	Expatriate Employees

(a)

The Parties shall agree to the terms and circumstances pursuant to which a Consulting Personnel may be assigned and seconded by NSIMG as an Expatriate Personnel to work at and as an employee of NSMY; providedthat nothing in this Agreement shall be interpreted to mean that NSIMG must make available any Consulting Personnel to work at NSMY as an Expatriate Personnel.

(b)

During the term of an Expatriate Personnel’s secondment to NSMY, NSMY will assume the sole and direct responsibility for supervising and managing such individual with respect to the services and activities of such individual for and on behalf of NSMY. In this regard, the Parties agree that the Expatriate Personnel shall perform no services for NSIMG during the time of the secondment and NSIMG shall have no control of the day-to-day activities of the Expatriate Personnel.

(c)

During the term of secondment, the Expatriate Personnel will be subject to the working conditions and schedules in effect at NSMY and shall be provided by NSMY with the facilities and the equipment and supplies that such individual requires to perform his or her services for and on behalf of NSMY.

2.7	Approval of Services

In the event that NSMY disputes the amount of any invoice or the amount of services provided, or has any disputes or complaints concerning the Management and Consulting Services provided by NSIMG (such as any failure to perform such services in accordance with this Agreement), NSMY shall provide written notice of such dispute or complaint within sixty (60) days of the date of the invoice for such services. If NSMY fails to provide such written notice with such sixty (60) day period, it shall be deemed to have:

(a)

accepted the performance of the services in full and confirmed all of such services were performed in accordance with the requirements of any specific agreement therefor established pursuant to Clause 2.1 and also of this Agreement, including any warranty set forth herein,

(b)	accepted the accuracy of such invoice and the validity of all charges on such invoice, and

(c)	waived any claim relating to such Management and Consulting Services.

ARTICLE 3
COMPENSATION OF SERVICE PROVIDER

3.1	Compensation for Services by Consulting Personnel

NSMY agrees to compensate NSIMG for Management and Consulting Services that it provides to NSMY through Consulting Personnel (other than Expatriate Personnel) in the form of a fee equal to the Consulting Rate for such Consulting Personnel as established by NSMIG from time to time multiplied by the number of hours, months or days or other time period, as the case may be, that such Consulting Personnel provided Management and Consulting Services.

3.2	Reimbursement of Cost of Expatriate Personnel

NSMY agrees to be responsible for any Compensation Expense of Expatriate Personnel seconded to NSMY. NSMY also shall be responsible for all Direct Expenses associated with the services of such Expatriate Personnel.

3.3	Reimbursement of Direct Expenses

NSMY agrees to reimburse NSMY for all Direct Expenses incurred by Consulting Personnel in connection with the Management and Consulting Services.

3.4	Currency

Any compensation to be paid to NSIMG for Management and Consulting Services rendered pursuant to this Agreement shall be billed and paid in United States Dollars.

3.5	Consulting Rates

NSIMG shall provide NSMY on a periodic basis the Consulting Rates for the Consulting Personnel who are to provide services to NSMY. In the event NSMY objects to the Consulting Rate for any Consulting Personnel, NSMY shall provide NSIMG with notice and the parties shall meet to discuss and agree upon the applicable Consulting Rate prior to the provision of the services of the Consulting Personnel concerned.

3.6	Payment and Invoicing

3.6(a)

Within thirty (30) days after the end of each month, NSIMG shall prepare and deliver to NSMY, invoice(s) setting forth the fees and/or the Compensation Expense and/or the Direct Expenses payable hereunder for or in relation to the provision of Management and Consulting Services rendered pursuant to this Agreement during such month.

3.6(b)

Payments due under this Agreement shall be due and payable within thirty (30) days after the date of dispatch of the invoice for such payments. Payments shall be made either directly to NSIMG in immediately available funds by wire transfer to an account designated by NSIMG or by such other means of payment acceptable to NSIMG from time to time.

3.6(c)

Without limiting any of Parties’other rights and remedies under this Agreement, amounts outstanding under the terms of this Agreement not paid within sixty (60) days from the date due and payable, and as set forth in the payment provisions herein, shall bear interest (both before and after judgment) at the rate of ten percent (10%) per annum. NSIMG may (but shall not be obligated to) waive, whether with conditions or otherwise, its right to the payment of interest payable hereunder, whether in respect of all or some of the monies due and payable from time-to-time by NSMY to NSIMG and for such period as NSIMG deems appropriate in its absolute discretion.

3.6(d)

If NSMY shall be prevented by exchange regulation or restraint from making payment of any sum due to NSIMG in US Dollars then NSMY shall make payment in such other currency as may be selected by NSIMG and be permitted by exchange regulations.

3.6(e)

    NSMY shall make due payments to the Inland Revenue Board, Malaysia, of such withholding tax (if any) as may be chargeable on and deducted from any amounts payable hereunder and shall furnish to NSIMG within fourteen (14) days of each payment, a copy of the prescribed form for such payment and NSMY’s letter to the Inland Revenue Board accompanying such payment. A copy of the receipt issued to NSMY for each payment made as aforesaid shall be delivered by NSMY to NSIMG within fourteen (14) days from NSMY’s receipt thereof.

3.6(f)	All sums payable by NSMY to NSIMG under this Agreement shall be paid without any set-off, counter-claim, qualification, or condition whatsoever.

ARTICLE 4
PREPARATION AND SHARING OF REPORTS AND INFORMATION

4.1	Periodic Reports on Management and Consulting Services

NSMY may, upon thirty (30) days’ written notice, request operations reports of NSIMG setting forth such information regarding the Management and Consulting Services provided under this Agreement and for such time periods as NSMY shall reasonably request.

4.2	Billing Information

NSIMG shall provide to NSMY, no less often than quarterly, a billing summary indicating the number of hours or days or other time periods, as the case may be, each Consulting Personnel has provided Management and Consulting Services to NSMY.

4.3	Sharing of Information and Access to Witnesses

At all times during the term of this Agreement and for a period of three (3) years thereafter, each of the Parties shall maintain at its principal place of business full, complete and accurate books of account and records with regard to its activities under this Agreement. In addition to the books and records pursuant to this Section 4.3 of Article 4, NSIMG and NSMY may from time to time have in their possession or under their control (or the control of persons or entities which have rendered services to time) additional books, records, contracts, instruments, data and other information (together with the books and records referred to in the first sentence of this Section 4.3, the “Information”) which may prove necessary or desirable to the other in connection with the other’s business. Accordingly,

(i)

NSIMG shall provide to NSMY, and NSMY shall provide to NSIMG upon the other’s request, at all reasonable times, full and complete access to (persons with respect to, and all Information as the other may reasonably request and require in the conduct of its business, and

(ii)

NSIMG shall make available to NSMY and NSMY shall make available to NSIMG, upon the other’s request, such persons as may reasonably be required to assist with any legal, administrative or other proceedings in which NSMY or NSIMG, as the case may be, may from time to time be involved. The Information shall include, without limitation, information sought for audit, accounting, claims, litigation and tax purposes as well as for, in the case of NSMY, purposes of fulfilling disclosure and reporting obligations under the United States securities laws. The Party providing Information or making available witnesses shall be entitled to receive from the other Party, upon the presentation of invoices therefor, payment for its reasonable out-of-pocket expenses incurred in connection therewith (but not the labor costs thereof), but shall not be entitled to receive any other payment with respect thereto. Nothing in this Agreement shall require either Party to reveal to the other any information if to do so would violate such Party’s written and enforceable duty of confidence to a third party from whom such information was obtained; under such circumstances, however, the Parties shall work together to obtain a release of such information without violation of such duty of confidence.

ARTICLE 5
NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

5.1	NSMY Confidentiality

NSMY agrees that, during and after the term of this Agreement, NSMY shall maintain in confidence all NSIMG Confidential Information and shall not disclose any NSIMG Confidential Information to any third party or use any NSIMG Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of NSIMG Confidential Information, NSMY shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. NSMY shall , without limiting its obligation to maintain the NSIMG Confidential Information in confidence, use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any NSIMG Confidential Information for any purpose other than those permitted by this Agreement. NSMY shall use its best efforts to ensure that no person other than its employees shall have access to NSIMG Confidential Information without the prior written consent of NSIMG, and shall restrict access to NSIMG Confidential Information to those having a need for access thereto.

5.2	NSIMG Confidentiality

NSIMG agrees that, during and after the term of this Agreement, NSIMG shall maintain in confidence all NSMY Confidential Information and shall not disclose any NSMY Confidential Information to any third party or use any NSMY Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of NSMY Confidential Information, NSI shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Without limiting its obligation to maintain the NSMY Confidential Information in confidence, NSIMG shall use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any NSMY Confidential Information for any purpose other than those permitted by this Agreement. NSI shall use its best efforts to ensure that no person other than its employees and contractors shall have access to NSMY Confidential Information without the prior written consent of NSMY, and shall restrict access to NSMY Confidential Information to those employees and contractors having a need for access thereto.

5.3	Exceptions

The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) either Party is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall not, to the extent possible, make any such disclosure without first notifying the disclosing Party and allowing the disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure, or (ii) the Party receiving disclosed information can demonstrate that (A) the disclosed information was at the time of such disclosure already in, or subsequently becomes part of, the public domain other than as a result of actions of the receiving Party, its Affiliates, employees, consultants, agents or subcontractors in violation hereof; (B) the disclosed information was received by the receiving Party on an unrestricted basis from a source unrelated to the disclosing party provided the receiving Party has no knowledge or reason to know that such Party is under a duty of confidentiality with respect to such information.

5.4	Unauthorized Disclosure

Each Party acknowledges and confirms that the Confidential Information of the other Party constitutes valuable proprietary information and trade secrets of the other Party and that the unauthorized use, loss or outside disclosure of such information shall cause irreparable injury to the other Party. Each Party shall notify the other Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information of the other Party, and will cooperate with the other Party in every reasonable way to help regain possession of such information and to prevent its further unauthorized use. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of the Confidential Information of the other Party and that the other Party shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction, and shall be entitled to recover reasonable attorneys’ fees for any action arising out of or relating to a disclosure of such Confidential Information.

5.5	Return of Confidential Information

NSMY shall, upon the request of NSIMG, return to NSIMG all NSIMG Confidential Information, including any copies or reproductions thereof, in NSMY’s possession or control.

ARTICLE 6
TERM

6.1	Term

This Agreement shall commence and take effect on September 28, 2001, and the initial term shall end on December 31, 2004 unless earlier terminated pursuant to the provisions of this Article 6. This Agreement, however, shall automatically renew for successive one (1) year terms unless either (i) terminated by either Party by written notice given not less than ninety (90) prior to the end of the current term of this Agreement, or (ii) terminated in accordance with Article 6 hereof.

6.2	Termination for Insolvency/Receivership

This Agreement may be terminated by either Party immediately or at any time after the occurrence of any of the following events:

6.2(a)	the other Party shall commence any case, proceeding or other action:

(i)

under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or

(ii)	seeking appointment of a receiver, trustee, custodian or other similar action;

6.2(b)

there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in Section 6.2(a) of Article 6 hereof which either results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of ninety (90) days; or

6.2(c)

if the other Party causes or allows a judgment in excess of ten percent (10%) of its total assets as reflected on its most recent balance sheet to be entered against it or involuntarily allows a lien, security interest, or other encumbrance to attach to its assets to secure an amount in excess of ten percent (10%) of its total assets.

6.3	Termination for Breach of this Agreement

6.3(a)

This Agreement may be terminated immediately by NSIMG if NSMY fails to pay on due date, any monies payable hereunder by NSMY to NSIMG and such failure continues for a period of thirty (30) days from NSMY’s receipt of a written notice given by NSIMG requiring such payment.

6.3(b)

This Agreement may be terminated by either Party, if the other Party is in default in the performance of any material obligation hereunder, other than NSMY’s obligation to pay the monies referred to in Section 6.2(a) of Article 6 hereof and such default has not been cured within forty-five (45) days after receipt by the defaulting Party of written notice of such default served by the defaulting party requiring such cure.

6.4	Termination for Breach of Shareholders Agreement/ Upon Termination of Other Intercompany Agreements

     This Agreement may be terminated by NSIMG if:

6.4(a)

any of the parties (other than Nu Skin Enterprises, Inc.) to the Shareholders’Agreement by and between Nu Skin Enterprises, Inc. and the other shareholders of NSMY’s parent/holding company, Nu Skin Holdings Sdn Bhd (Company 552189-P) (“NSMH”), breaches such party’s obligations thereunder and fails to cure such breach within thirty (30) days after its receipt of a written notice of such breach is given by Nu Skin Enterprises, Inc., requiring such cure;

6.4(b)	the aforesaid Shareholders Agreement or any other(s) of the Intercompany Agreements is/are terminated for any reason whatsoever;

6.4(c)

by agreement between the parties to the aforesaid Shareholders Agreement, all of the issued shares in NSMY are sold by NSMH to a third party or NSMY’s business and assets are sold by NSMY to a third party;

6.4(d)	Nu Skin Enterprises, Inc., NSI or other Affiliate of NSI ceases to hold at least thirty percent (30%) of the total issued equity capital of NSMY; or

6.4(e)

persons representing from time-to-time such of Nu Skin Enterprises, Inc., NSI or other Affiliate of NSI as is the holder of an indirect thirty percent (30%) equity interest in NSMY, cease (for any reason other than their removal by such holder of an indirect thirty percent (30%) equity interest in NSMY) to hold office as such number of directors of NSMY as constitute at least thirty percent (30%) of the total number of NSMY’s Board of Directors.

6.5	Obligations of NSMY Upon Termination

If this Agreement is terminated by either Party, NSMY shall, notwithstanding any other provision to the contrary herein, immediately pay all monies then remaining unpaid and payable by NSMY to NSIMG and whether or not such monies shall then have become due for payment.

6.6	Survival of Obligations

The termination or expiration of this Agreement shall be without prejudice to the rights and remedies of a Party in respect of any antecedent breach of this Agreement. The obligations of a Party to pay any sums which are due and payable as of the expiration or termination of this Agreement and its obligation under Article 5 and under Article 8 hereof shall survive the expiration or termination of this Agreement.

6.7	Termination of Specific Services

NSMY may terminate any specific Management and Consulting Service provided pursuant to this Agreement by providing written notice thereof to NSIMG not less than sixty (60) days prior to the desired termination date. NSIMG may discontinue providing any specific Management and Consulting Service provided pursuant to this Agreement by providing written notice thereof to the NSMY not less than sixty (60) days prior to the desired termination date.

ARTICLE 7
WARRANTY

7.1	Warranties

NSIMG makes no warranties of any type with respect to the Management and Consulting Services other than the limited warranty that the Management and Consulting Services shall be performed in a professional and workmanlike manner and consistent with industry standards. NSIMG expressly disclaims any warranty that the work product will be free of any defects or errors. THE WARRANTIES IN THIS SECTION 7.1 OF ARTICLE 7 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AND NON-INFRINGEMENT.

7.2	Exclusive Remedies

NSMY must report any breach of the foregoing warranty within sixty (60) days of the date of the invoice for such services. NSMY’s sole and exclusive remedy, and NSIMG’s entire liability, shall be: (a) to reperform such services at NSIMG’s own cost or expense, or (b) if NSIMG is unable or elects not to perform such services, it shall refund the fees paid with respect to the disputed service. In no event shall NSIMG’s liability exceed the amount of fees paid to NSIMG for such disputed Management and Consulting Services. NSIMG shall in no event be liable for any consequential, indirect, punitive or special damages.

ARTICLE 8
EFFECT OF TERMINATION

8.1	Cessation of Rights

Upon expiration or termination (collectively, the “Termination”) of this Agreement for any reason whatsoever, all rights and obligations of the Parties hereunder shall cease; provided however, that upon Termination of this Agreement, no Party shall be released from its obligations to pay monies due or to become due or to complete any unfulfilled obligations under this Agreement, and the provisions of Article 5 shall survive such Termination.

8.2	Damages

Upon the Termination of this Agreement for any reason, no Party shall be liable or obligated to the other Party with respect to any payments, future profits, exemplary, special or consequential damages, indemnifications or other compensation regarding such Termination, and, except as otherwise required by applicable law, each Party hereby waives and relinquishes any rights, pursuant to law or otherwise, to any such payments, indemnifications or compensation.

ARTICLE 9
COMPLIANCE WITH APPLICABLE LAWS

9.1	Compliance Generally

In the performance of its obligations under this Agreement, the Parties shall, at all times, strictly comply with all applicable laws, regulations and orders of the countries and jurisdictions in which they operate and such United States laws as outlined in Section 9.3 of Article 9 hereof.

9.2	Immigration Passes

The assignment and secondment of the Consulting Personnel as Expatriate Personnel pursuant to Section 2.6(a) of Article 2 hereof and the provision by NSIMG of such Management Consulting Services as require the performance by the Consulting Personnel of work in Malaysia shall be subject to the grant by all relevant authorities in Malaysia (including the Ministry of Domestic Trade and Consumer Affairs and the Director-General of Immigration) of all requisite approvals, immigration passes and work permits therefor and, in the case of the secondment of Consulting Personnel as Expatriate Personnel, of immigration passes to enable their accompanying families, where applicable, to enter into and reside in Malaysia, NSMY shall sponsor all applicable immigration passes and work permits, provide every assistance (including complying with all terms and conditions imposed on NSMY) for the issue and, if applicable, renewal of all approvals, immigration passes and work permits, notify NSIMG promptly thereof and pay all fees, costs and expenses in relation thereto.

9.3	Authorizations

Subject to the provisions of Section 9.2 of Article 9 hereof, each Party shall, at its own expense, make, obtain and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits and authorizations required under applicable law, regulations or orders in order for it to perform its obligations under this Agreement.

9.4	Business Practices

In conformity with the United States Foreign Corrupt Practice Act and with the Parties’ established corporate policies regarding business practices, the Parties and their respective employees shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision (including a decision not to act) of an official of any Government or of an employee or any company or including such a person to use his influence to effect any such act or decision in order to assist any of the Parties in obtaining, retaining or directing any business.

ARTICLE 10
GENERAL PROVISIONS

10.1	Assignment

This Agreement shall be binding on and inure to the benefit of the successors, assigns and beneficiaries of the Parties; provided that no Party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of each of the other Party’s authorized representatives (which consent may be withheld or granted with or without conditions at the sole discretion of such other Party). Any attempted assignment by any Party without the prior written consent of the other Party shall be void and unenforceable. Notwithstanding the foregoing, NSIMG may assign this Agreement to any of its Affiliates.

10.2	Notices

A notice, request and other communication hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, courier or registered airmail, or communicated by facsimile, cable or similar electronic means to the address, facsimile number or cable identification number provided below (or as changed in accordance with this Section 10.2) of the Party to whom it is addressed and shall be deemed to be given if delivered by hand or courier, at the time of delivery or if communicated by facsimile, cable or similar electronic means, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid:-

If to NSIMG:	Nu Skin International Management Group, Inc. 75 West Center, Provo,Utah 84601 United States of America Attn: General Counsel (801) 345-5500

Facsimile No.: (801)345-5999

If to NSMY:	Nu Skin (Malaysia) Sdn. Bhd. Office Lot 04-01, Level 4, PNB Darby Park Retail No. 10, Jalan Binjai 50450 Kuala Lumpur Malaysia Attn: Managing Director Facsimile No.: 603-2170 7799

10.3	Waiver and Delay

No waiver by any Party of any breach or default in performance by any other Party, and no failure, refusal or neglect of any Party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other Party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by any Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

10.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State.

10.5	Dispute Resolution

Any dispute or difference which may arise between the Parties at any time hereafter whether during the continuance in force of this Agreement or upon or after its termination, touching any matter or thing herein contained or the operation or construction of this Agreement or any matter or thing in any way connection with, arising from or in relation to this Agreement or the rights, duties or liabilities of the Parties hereunder shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration (“AAA”).

10.5(a)	A reference to arbitration shall be to three (3) arbitrators.

10.5(b)	The arbitration shall be held in Provo, State of Utah, United States of America and the language to be used in the arbitral proceedings shall be English.

10.5(c)

Pending the commencement of the arbitral proceedings, either Party may apply, to the courts in Utah and/or Malaysia (which shall have non-exclusive jurisdiction) for the grant of interim injunctions and orders for the protection and preservation of property subject of or relating to this Agreement. For the purposes of this Section 10.5(c) and as provided in Arbitration Rules of the AAA, arbitral proceedings shall be deemed to commence on the date when the administrator of the AAA receives notice of arbitration from the Party initiation the arbitration.

10.6	Force Majeure

The Parties shall not be responsible for failure to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labour disputes, freight embargoes or transportation delays, shortage of labour, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war, acts of terrorism or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a Party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a Party. If an event of force majeure should occur, the affected Party shall promptly give notice thereof to the other Party and such affected Party shall use its reasonable best efforts to cure or correct any such event of force majeure.

10.7	Applicability of Post-Effective Laws

The Parties agree that neither the Vienna Convention on the International Sale of Goods nor any such similar law, treaty or act that becomes effective during the term of this Agreement shall be applicable to this Agreement or the transactions contemplated hereunder.

10.8	Integrated Contract

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understanding (both oral and written) of the Parties.

10.9	Modifications and Amendments

No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by all Parties.

10.10	Severability

To the extent that any provision of this Agreement is (or, in the opinion of counsel mutually acceptable to all Parties, would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction relevant to the Parties, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

10.11	Counterparts and Headings

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

IN WITNESS WHEREOF, the Parties have, by their respective duly authorized representatives executed this Agreement as of the day and year first above written.

NU SKIN INTERNATIONAL MANAGEMENT GROUP, INC.

By:          /s/  Steven J. Lund

Name:       Steven J. Lund

Title:     President

NU SKIN (MALAYSIA) SDN. BHD.

By:/s/  Datuk Mohd Nadzmi Bin Mohd Salleh

Name:  Datuk Mohd Nadzmi Bin Mohd Salleh

Title:  Director